Exhibit 8

September 29, 2017

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

USAmeriBancorp

4790 240th Avenue North

Clearwater, Florida 33762

Dear Ladies and Gentlemen:

We have acted as counsel to Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”), in connection with the proposed merger (the “Merger”) of USAmeriBancorp, a Florida corporation and registered bank holding company (“Bancorp”), with and into Valley pursuant to the Agreement and Plan of Merger, dated as of July 26, 2017, by and between Valley and Bancorp (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4 (including the joint proxy statement/prospectus contained therein, as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement and the Registration Statement are true, complete and correct, (iii) the factual statements and representations made by Valley and Bancorp in their respective officer’s letters delivered to us for purposes of this opinion (the “Officer’s Representation Letters”) are true, complete, and correct as of the date hereof and will remain true, complete, and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Officer’s Representation Letters “to the knowledge of” any person or similarly qualified are and will be true, complete, and correct without such qualification, and (v) Valley, Bancorp, and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described

September 29, 2017

assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) subject to the limitations and qualifications set forth therein, the discussion in the section of the Registration Statement entitled “MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to holders of Bancorp common stock and Series C preferred stock.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable Laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Valley or Bancorp of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ DAY PITNEY LLP

DAY PITNEY LLP